Exhibit 99.1

Autodesk, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended July 31,
	2004	2003
	(Unaudited)
Operating Activities
Net income	$81,670	$40,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,372	24,129
Stock compensation expense	377	1,013
Net loss on fixed asset disposals	282	—
Write-downs of cost method investments	—	26
Tax benefits from employee stock plans	24,414	—
Restructuring related charges, net	5,648	—
Changes in operating assets and liabilities	884	(17,707)

Net cash provided by operating activities	138,647	47,571

Investing Activities
Net sales and maturities of available-for-sale marketable securities	20,165	30,839
Capital and other expenditures	(15,775)	(13,865)
Business combinations, net of cash acquired	(11,750)	(5,150)
Other investing activities	(1,490)	1,448

Net cash (used in) provided by investing activities	(8,850)	13,272

Financing activities
Proceeds from issuance of common stock, net of issuance costs	160,879	21,467
Repurchase of common stock	(216,410)	(45,671)
Dividends paid	(6,741)	(6,680)

Net cash used in financing activities	(62,272)	(30,884)

Effect of exchange rate changes on cash and cash equivalents	(3,803)	3,088

Net increase in cash and cash equivalents	63,722	33,047
Cash and cash equivalents at beginning of year	282,249	186,377

Cash and cash equivalents at end of period	$345,971	$219,424

Supplemental cash flow information:
Net cash paid (received) during the period for income taxes	$7,365	$(573)